KPMG AB, a Swedish limited liability company and a member firm of the KPMG global organization of independent member firms af filiated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. KPMG P.O. Box 382 Office address Vasagatan 16 101 27 Stockholm Telephone +46 8 723 91 00 Sweden Internet www.kpmg.se Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements No. 333-285651 on Form F-3 and Nos. 333-291632 and 333-276801 on Form S-8 of our report dated March 7, 2025, with respect to the consolidated financial statements of Amer Sports, Inc. /s/KPMG AB Stockholm, Sweden February 25, 2026